Exhibit (h)(1)

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT made as of January 31, 2011, by and between each entity listed on Exhibit A hereto (each a “Fund”, collectively the “Funds”), and The Bank of New York Mellon, a New York banking organization (“BNYM”).

W I T N E S S E T H :

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund desires to retain BNYM to provide for the portfolios identified on Exhibit A hereto (each, a “Series”) the services described herein, and BNYM is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment.

Each Fund hereby appoints BNYM as its agent for the term of this Agreement to perform the services described herein. BNYM hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties.

(a) Each Fund hereby represents and warrants to BNYM, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(iii) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv) To the extent the performance of any services described in Schedule II attached hereto by BNYM in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNYM in writing; and

(v) It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of net asset value provided by BNYM hereunder to Authorized Participants at the time BNYM provides such calculation to Authorized Participants.

(b) BNYM hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by BNYM in accordance with all requisite corporate action and constitute valid and legally binding obligation of BNYM enforceable in accordance with its terms;

(iii) BNYM has obtained all regulatory licenses, approvals and consents necessary to carry on its business as currently conducted; there is no statute, regulation, rule, order or judgment binding on BNYM and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on BNYM or affecting its property which would prohibit the execution or performance by BNYM of this Agreement; and

(iv) To the extent the performance of any services described in Schedule II attached hereto by BNYM in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, BNYM shall so notify the Fund in writing as soon as practicable, to the extent that the BNYM personnel responsible for the performance of such services have knowledge, or should reasonably have knowledge, of such violation.

3. Delivery of Documents.

(a) Each Fund will promptly deliver to BNYM true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto (or notify BNYM that any such documents and/or amendments and supplements thereto are publicly available), if any:

(i) The Fund’s articles of incorporation or other organizational document and all amendments thereto (the “Charter”);

(ii) The Fund’s bylaws (the “Bylaws”);

(iii) Resolutions of the Fund’s board of directors or other governing body (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv) The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);

(v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC;

(vi) The Fund’s Prospectus and Statement of Additional Information pertaining to each Series (collectively, the “Prospectus”); and

(vii) A copy of any and all SEC exemptive orders issued to the Fund.

(b) If any part of the Charter is required to be filed with the state of organization, each copy of such part of the Charter provided to BNYM shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if any part of the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNYM. Each copy of the Bylaws, Registration Statement and Prospectus provided by the Fund to BNYM, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

(c) It shall be the sole responsibility of each Fund to deliver to BNYM its currently effective Prospectus or notify BNYM that such Prospectus is publicly available and BNYM shall not be deemed to have notice of any information contained in such Prospectus until it is actually received or a copy is obtained by BNYM.

4. Duties and Obligations of BNYM.

(a) Subject to the direction and control of each Fund’s Board and the provisions of this Agreement, BNYM shall provide to each Fund (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto.

(b) In performing hereunder, BNYM shall provide, at its expense, office space, facilities, equipment and personnel.

(c) Except to the extent set forth on Schedule I, BNYM shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors.

(d) Upon receipt of a Fund’s prior written consent (which shall not be unreasonably withheld), BNYM may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Mellon Corporation. BNYM shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as BNYM acts in good faith and without negligence or willful misconduct in the selection and retention of such delegee or agent. BNYM shall bear any costs and expenses associated with BNYM’s delegation to such delegees and agents. For purposes of this Agreement, BNY shall be subject to the same standard of care with respect to, and liable for, the actions and omissions of any such delegee or agent who is a BNYM affiliate (as such term is defined in Regulation W issued by the Board of Governors of the Federal Reserve System (12 C.F.R. 223), as amended) to the same extent as BNYM’s direct actions or omissions under this Agreement.

(e) Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with the BNYM and to provide the BNYM, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of the BNYM, is necessary in order to enable it to perform its duties hereunder. The BNYM shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to the BNYM by any of the aforementioned persons. The BNYM shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to the BNYM as provided herein and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by the BNYM hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by the BNYM which the BNYM in its reasonable judgment deems reliable, the BNYM shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(f) Nothing in this Agreement shall limit or restrict BNYM, any BNYM affiliate (as such term is defined in Regulation W issued by the Board of Governors of the Federal Reserve System (12 C.F.R. 223), as amended), any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g) Subject to the provisions of this Agreement, BNYM shall compute the net asset value per share of the Fund and shall value the securities held by the Fund at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund, except that notwithstanding any language in the Prospectus, in no event shall BNYM be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely the responsibility of the Fund. BNYM shall provide a report of such net value to the Fund and Authorized Participants at the respective times set forth in Schedule II, as amended from time to time. To the extent valuation of securities or computation of a net asset value as specified in the Fund’s then currently effective Prospectus is at any time inconsistent with any applicable laws or regulations, the Fund shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM at all appropriate times with the values of such securities and the Fund’s net asset value, or subject to the prior approval of BNYM, instruct BNYM in writing to value securities and compute net asset value in a manner which the Fund then represents in writing to be consistent with all applicable laws and regulations. The Fund may also from time to time, subject to the prior approval of BNYM, instruct BNYM in writing to compute the value of the securities or net asset value in a manner other than as specified in this paragraph. By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectus of the Fund. The Fund shall have sole responsibility for determining the method of valuation of securities and the method of computing net asset value.

(h) The Fund shall furnish BNYM with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNYM in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNYM shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNYM the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. Each Fund shall also furnish BNYM with bid, offer, or market values of Securities if BNYM notifies such Fund that same are not available to BNYM from a security pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its judgment deems reliable at the time such information is required pursuant to the Fund’s valuation procedures for calculations hereunder. At any time and from time to time, the Fund also may furnish BNYM with bid, offer, or market values of Securities and instruct BNYM to use such information in its calculations hereunder. BNYM may, if required by a Fund’s valuation procedures and at such Fund’s cost and expense, but shall at no time be required or obligated to, commence or maintain utilization of, or subscriptions to, particular securities pricing or similar services provided however, that BNYM will promptly notify the applicable Fund if BNYM is unable to commence or maintain utilization of or subscription to, any particular securities pricing or similar service which is required pursuant to such Fund’s valuation procedures.

(i) BNYM may apply to an officer or duly authorized agent of any Fund for written instructions with respect to any matter arising in connection with BNYM’s performance hereunder for such Fund, and BNYM shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of BNYM, set forth in writing any action proposed to be taken or omitted to be taken by BNYM with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNYM shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNYM has received written instructions in response to such application specifying the action to be taken or omitted.

(j) BNYM may consult with counsel to the appropriate Fund (at such Fund’s expense) or its own counsel (at its own expense) and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel, provided that BNYM exercises reasonable care in carrying out any such advice or opinion.

(k) Notwithstanding any other provision contained in this Agreement or Schedule I or II attached hereto, BNYM shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine or advise any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(l) BNYM shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNYM in connection with this Agreement.

(m) BNYM, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund. In the event BNYM’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its judgment deems reliable,

BNYM shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNYM shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this (m) even though BNYM in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(n) BNYM, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(o) BNYM shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNYM, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services (a “Force Majeure Event”). Nor shall BNYM be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNYM to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNYM in the performance of its duties under this Agreement.

(p) BNYM will maintain throughout the term of this Agreement, such disaster recovery and contingency plans and systems as it reasonably believes to be necessary and appropriate to recover its operations from the occurrence of a Force Majeure Event and which are consistent with the requirements of any statute, regulation or rule to which it is subject that imposes business resumption and contingency planning standards. BNYM shall employ commercially reasonable efforts to resume performance as soon as practicable under the circumstances, following the occurrence of a Force Majeure Event.

5. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund’s shareholders, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

6. Compliance Services.

(a) If Schedule I contains a requirement for the BNYM to provide the Fund with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between the BNYM and each Fund, and the results of the BNYM’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a specified periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. The BNYM shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b) The Fund will examine each Compliance Summary Report delivered to it by the BNYM and notify the BNYM of any error, omission or discrepancy within thirty (30) days of its receipt. The Fund agrees to notify the BNYM promptly if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies the BNYM of any error, omission or discrepancy within 30 days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify the BNYM of such condition promptly after discovery thereof.

(c) While the BNYM will endeavor to identify out-of-compliance conditions, the BNYM does not make any guarantees, representations or warranties with respect to its ability to identify all such conditions. The Fund acknowledges that it has adopted a compliance program pursuant to the requirements of Rule 38a-1 under the 1940 Act and that the Fund is not solely reliant on the Compliance Services to fulfill its obligations thereunder.

7. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNYM shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNYM’s own negligence, bad faith or willful misconduct. In no event shall BNYM be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNYM shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNYM’s control, unless such loss, damage or expense arises out of the negligence, bad faith or willful misconduct of BNYM. BNYM shall indemnify and hold harmless each Fund from and against any and all direct costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto (“Losses”) where such Losses have been finally determined by a court of competent jurisdiction (pursuant to the terms of this Agreement) to have arisen out of BNYM’s failure to discharge its duties in accordance with its standard of care as set forth hereunder. This indemnity shall be a continuing obligation of BNYM, its successors and assigns, notwithstanding the termination of this Agreement.

(b) Each Fund shall indemnify and hold harmless BNYM from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNYM, by reason of or as a result of any action taken or omitted to be taken by BNYM in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may have been altered, changed, amended or repealed after such action or omission, (ii) such Fund’s Registration Statement or Prospectus, (iii) any instructions of an officer of such Fund, or (iv) any opinion of legal counsel for such Fund or BNYM (subject to subsection (iii) below), or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNYM for costs, expenses, damages, liabilities or claims for which BNYM is liable under the preceding paragraph 7(a). This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, each Fund shall indemnify BNYM against and save BNYM harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNYM by any third party described above (except with respect to delegatees or agents of BNYM under certain circumstances pursuant to Section 4(d) hereof) or by or on behalf of a Fund;

(ii) Action or inaction taken or omitted to be taken by BNYM pursuant to written or oral instructions of the Fund or otherwise without negligence or willful misconduct;

(iii) Any action taken or omitted to be taken by BNYM in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel, provided that any such action or omission by BNYM in conformity with such advice or opinion of its own counsel is consistent with BNYM’s rights and responsibilities under this Agreement.

(iv) Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNYM pursuant to this Agreement;

(v) The method of valuation of the securities and the method of computing each Series’ net asset value; or

(vi) Any valuations of securities or net asset value provided by a Fund.

(c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNYM to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund, shall be conclusively presumed to have been taken or omitted in good faith.

(d) Notwithstanding any other provision contained in this Agreement, BNYM shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund; (b) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

8. Record Retention.

BNYM shall keep and maintain on behalf of each Fund all books and records which such Fund and BNYM are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act. BNYM acknowledges and agrees that all such books and records shall constitute the property of DBX ETF Trust (the “Trust”) and to make such books and records available for inspection by the Fund or by the investment adviser to the Fund. Upon reasonable request, each Fund, the investment manager to such Fund and representatives of the SEC shall have access to BNYM’s books and records relating to such Fund during BNYM’s normal business hours. Upon reasonable request, copies of any such books and records shall be provided to any other requesting party at the Fund’s expense.

9. Confidentiality.

BNYM hereby represents and warrants that it has implemented and shall maintain appropriate policies, procedures and processes reasonably designed to satisfy the requirements of federal and New York law applicable to BNYM including, without limitation, the requirements of The Gramm-Leach-Bliley Act (15 U.S.C. §6801 and §6805) and regulations promulgated thereunder (the “Gramm-Leach Act”) and the Interagency Guidelines Establishing Standards for Safeguarding Customer Information issued by the Board of Governors of the Federal Reserve System. Each Fund hereby reports and warrants that it has established and implemented policies and procedures reasonably designed to maintain the confidentiality of any information relating to shareholders and potential shareholder information as contemplated by Regulation S-P promulgated by the SEC.

10. Compensation.

For the services provided hereunder, each Fund agrees to pay BNYM such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNYM in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Each Fund authorizes BNYM to debit such Fund’s custody account for all amounts due and payable hereunder. BNYM shall deliver to each Fund invoices for services rendered after debiting such Fund’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNYM, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

11. Term of Agreement.

(a) This Agreement shall continue until terminated by either BNYM giving to a Fund, or a Fund giving to BNYM, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the affected Fund(s) shall pay to BNYM such compensation as may be due as of the date of such termination, and shall reimburse BNYM for any disbursements and expenses made or incurred by BNYM and payable or reimbursable hereunder. Unless otherwise agreed by the parties, a notice of termination of a Fund’s custody agreement with The Bank of New York Mellon given by a Fund or BNYM shall serve as a notice of termination of this Agreement as well pursuant to this Section 11(a).

12. Authorized Persons.

Attached hereto as Exhibit B is a list of persons duly authorized by the board of each Fund to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of such Fund. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNYM shall be entitled to rely on the last Exhibit B actually received by BNYM.

13. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM and the Fund to be bound thereby, and authorized or approved by such Fund’s Board, except that an amendment to Exhibit A hereto need only be executed by a Fund.

14. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of BNYM, or by BNYM without the written consent of the affected Fund accompanied by the authorization or approval of such Fund’s Board.

15. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund and BNYM hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction BNYM or any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity. The Trust and BNYM each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

16. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17. No Waiver.

Each and every right granted to BNYM hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNYM or a Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM of any right preclude any other or future exercise thereof or the exercise of any other right.

18. Limitation of Liability of the Trustee and Shareholders.

It is expressly acknowledged and agreed that the obligations of the Funds hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Charter. The execution and delivery of this Agreement shall have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Charter.

19. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at

c/o DBX Advisors LLC

60 Wall Street

New York, New York 10005

Attention: Martin Kremenstein

Mail Stop: NYC 60-1808

if to BNYM, at

The Bank of New York Mellon

One Wall Street

New York, New York 10286

Attention:

Title:

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

20. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

21. Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund or series thereof shall be liable for any amount owing by another Fund or series thereof and that the Funds have executed one instrument for convenience only.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

DBX ETF TRUST

By:	/s/ Alex N. Depetris
on behalf of each Fund identified on Exhibit A attached hereto

Name:	Alex N. Depetris
Title:	Chief Executive Officer

By:	/s/ Michael Gilligan
on behalf of each Fund identified on Exhibit A attached hereto

Name:	Michael Gilligan
Title:	Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Peter Holland
Name:	Peter Holland
Title:	Managing Director

EXHIBIT A

Name of Fund

DBX MSCI Emerging Markets Currency—Hedged Equity Fund

DBX MSCI EAFE Currency—Hedged Equity Fund

DBX MSCI Brazil Currency—Hedged Equity Fund

DBX MSCI Canada Currency—Hedged Equity Fund

DBX MSCI Japan Currency—Hedged Equity Fund

EXHIBIT B

I,                         , of *, a (State) corporation (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed to each such position and qualified therefor in conformity with the Fund’s organizational documents and by-laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Fund to BNYM.

Name	Position	Signature

_______________________________	_______________________________	_______________________________

SCHEDULE I

ADMINISTRATIVE SERVICES

1.	Prepare minutes of Board of Trustee quarterly meetings, attend and take minutes at all Board meeting, prepare first drafts of minutes and assist the Secretary of each Fund in preparation for quarterly Board meetings. Such minutes, meeting agendas and other material prepared in preparation for each quarterly Board meeting are subject to the review and approval of Fund counsel.

2.	Perform daily for each Fund, the compliance tests as mutually agreed and which shall be specific to each Fund, which will include periodic testing of the Fund(s) with respect to compliance with (i) the Internal Revenue Code’s (“IRC”) requirements including the IRC’s mandatory qualification requirements, and the IRC’s quarterly and annual tests, including distributions, qualified income and diversification, (ii) the requirements of the 1940 Act and (iii) policies and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon. The compliance summary reports listing the results of such tests are subject to review and approval by each Fund. Conduct quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials.

3.	Participate in the annual updating of each Fund’s Registration Statement and Prospectus and any other updates (and related fee arrangements) as may be separately agreed from time to time and, subject to approval by such Fund’s Treasurer and legal counsel, coordinate to the extent requested by the Fund, assist with the preparation filing, printing and dissemination of periodic reports and other information to the SEC and the Fund’s shareholders, including (but not limited to) annual and semi-annual reports to shareholders, Form N-SAR, Form N-CSR, Form N-Q and notices pursuant to Rule 24(f)-2. Regulatory Administration group will maintain a regulatory calendar with respect to periodic SEC regulatory and SEC filing requirements applicable to each Fund.

4.	Assist with the calculation of each Fund’s income and capital gains available for distribution; calculate such distributions for each Fund in accordance with applicable regulations and the distribution for each Fund in accordance with applicable regulations and the distribution policies set forth in the Fund’s registration statement, and assist Fund management in making final determination of distribution amounts.

5.

Assist with the preparation of workpapers supporting the preparation of federal, state and local income tax returns for each Fund for review and approval by each Fund’s independent auditors and documenting any book-to-tax differences; calculate required IRC Subchapter M and excise tax distributions which includes preparing draft federal, State and City tax returns for auditors’ review, signature as preparer, and processing for client signature and filing, with the proper regulatory authority; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other); perform annual post-October analysis for capital gain/loss and currency gain/loss; calculate adjustments required under IRC Section 1256; analyze Fund investments for any client identified “passive foreign investments companies” and assist in reporting thereof; perform market discount reclass analysis for any Fund that invests in municipal securities; prepare Form 1099s with respect to each Fund’s directors or trustees and file such forms upon the approval of the Fund’s Treasurer.; prepare and, file (subject to approval of a Fund’s Treasurer, and independent auditors) any applicable tax extensions; prepare year-end tax information for Fund shareholders.

6.	Assist with the preparation and disseminate to such Fund’s Board quarterly unaudited financial statements and schedules of such Fund’s investments and make presentations to the Board, as appropriate.

7.	Assist the Fund in preparation for SEC (or other regulatory) examinations by providing the Fund with Fund books and records in our possession and such other assistance as may be agreed to from time to time.

8.	Subject to approval of each Fund’s Board, administratively assist such Fund in obtaining fidelity bond and E&O/D&O insurance coverage.

9.	Subject to the approval of each applicable Fund, prepare statistical reports for use by outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar). Prepare and disseminate vendor survey information to the extent requested by each Fund.

10.	Attend quarterly and/or special shareholder and Board meetings as requested from time to time.

11.	Subject to review and approval by the Fund Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for each Fund.

12.	Calculate and maintain standard SEC yield and total return information.

13.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by BNY.

14.	Upon the reasonable request of the Trust’s investment adviser, make personnel available to discuss significant emerging accounting, administrative, regulatory and legislative developments regarding the services we provide hereunder that may reasonably be expected to affect the Trust, without any obligation to do so or liability for failing to do so.

15.	Perform such other services for the Trust that are mutually agreed to in writing by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon in writing, including any out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

SCHEDULE II

VALUATION AND COMPUTATION SERVICES

I. BNYM shall maintain the following records on a daily basis for each Series.

1.	Report of priced portfolio securities

2.	Statement of net asset value per share

Such reports and statements shall be provided to the Fund at          p.m. New York time and to Authorized Participants at          p.m. New York time, in each case by such means as BNYM and the Fund may agree upon from time to time.

II. BNYM shall maintain the following records on a monthly basis for each Series:

1.	General Ledger

2.	General Journal

3.	Cash Receipts Journal

4.	Cash Disbursements Journal

5.	Subscriptions Journal

6.	Redemptions Journal

7.	Accounts Receivable Reports

8.	Accounts Payable Reports

9.	Open Subscriptions/Redemption Reports

10.	Transaction (Securities) Journal

11.	Broker Net Trades Reports

III. BNYM shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Series. Schedule D shall be produced on an annual basis for each Series.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Fund’s auditors.

IV. For internal control purposes, BNYM uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

1.	Securities and other financial instruments bought

2.	Securities and other financial instruments sold

3.	Interest received

4.	Dividends received

5.	Capital stock sold

6.	Capital stock redeemed

7.	Other income and expenses

All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

V. Records maintained by BNYM shall include tax lots.

VI. BNYM shall provide data supporting reporting requirements for any Fund’s or Series’ internal administration, including, but not limited to: (a) support for Financial Accounting Standard Nos. 157 and 161, (b) “wash sale” considerations, (c) sales lot relief, (d) calculations relating to “qualified dividend income” and (e) any other data required by the Chief Compliance Officer of a Fund or Series.